Exhibit 99.1

For Immediate Release

Contacts:

Thomas Cooke, Chairman/Chief Executive Officer; Andrew Clifford, President; or Randal McDonald, Vice President – Finance and Accounting - (713) 458-1560

Website:

www.saratogaresources.com

Saratoga Resources, Inc. Files Motion to Conduct Section 363 Sale of Assets

Houston, TX – April 12, 2016 – Saratoga Resources, Inc. (OTC Pink Market: SARAQ; the “Company” or “Saratoga”) today announced that it has filed a motion, under Section 363 of the Bankruptcy Code (the “363 Motion”), to conduct a sale of all or substantially all of its assets, excluding the Company’s federal leases and certain other assets that may be excluded by agreement between the Company and its first lien lender. Saratoga also filed a separate motion to establish bid procedures relating to the proposed sale which the Bankruptcy Court for the Western District of Louisiana, Lafayette Division (“Bankruptcy Court”) approved at a hearing held on April 7, 2016.

The 363 Motion is set for hearing on May 5, 2016 at 10:00 a.m. CST, subject to continuance, before the Bankruptcy Court.   Copies of the 363 Motion and the associated bid procedures are on file and available for review at the office of the Clerk of Court, United States Bankruptcy Court, Western District of Louisiana – Lafayette Division, 214 Jefferson Street, Suite 100, Lafayette, Louisiana 70501, or may be obtained via the Court’s website at www.lawb.uscourts.gov, or upon written request to counsel for Saratoga, Heller, Draper, Patrick, Horn & Dabney, LLC, Attn: Cherie Nobles, 650 Poydras Street, Suite 2500, New Orleans, Louisiana 70130 or cnobles@hellerdraper.com.

Forward-Looking Statements

This press release includes certain estimates and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, including, but not limited to, statements regarding the approval and timing of the 363 Motion and the ultimate outcome of the proposed 363 sale. Words such as "expects”, "anticipates", "intends", "plans", "believes", "assumes", "seeks", "estimates", "should", and variations of these words and similar expressions, are intended to identify these forward-looking statements. While we believe these statements are accurate, forward-looking statements are inherently uncertain and we cannot assure you that these expectations will occur and our actual results may be significantly different. These statements by the Company and its management are based on estimates, projections, beliefs and assumptions of management and are not guarantees of future performance. Important factors that could cause actual results to differ from those in the forward-looking statements include the factors described in the "Risk Factors" section of the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligation to update or revise any forward-looking statement based on the occurrence of future events, the receipt of new information, or otherwise.

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